Exhibit 99.1


                   U.S. Military Qualifies Ultralife BA-5390A
                     Battery with State-of-Charge Indicator


     NEWARK, N.Y.--(BUSINESS WIRE)--Jan. 12, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has been notified by the U.S. Department of Defense that its new BA-5390A lithium/manganese dioxide battery with a state-of-charge indicator
(SOCI) has successfully completed First Article testing. The battery is now available.
     "Reaching this milestone is a significant achievement under our Next Gen II, Phase IV contract," said John D. Kavazanjian, president and chief executive officer. "Recent field usage numbers indicate that our existing BA-5390 battery has been steadily gaining market share through increased demand for a longer-lasting and safer technology, and our new BA-5390A battery with the SOCI feature will provide soldiers with the most advanced lithium battery technology available. We will continue to promote our manganese dioxide technology as the replacement for the outdated sulfur dioxide system."
     In December 2004, Ultralife announced that its U.S. and U.K. operations were awarded the 60 percent and the 40 percent shares, respectively, of the Next Gen II, Phase IV five-year battery production contracts, by the U.S. Defense Department. The combined contracts could reach a maximum value of $286 million, a majority of which is related to the BA-5390A battery.
     Next Gen II is the U.S. Military's five-year battery procurement strategy. The Phase IV production contracts were awarded to Ultralife's U.S. and U.K. operations to provide five types of non-rechargeable lithium/manganese dioxide batteries. The five battery types -- BA-5390A, BA-5312, BA-5398, BA-5388 and BA-5357 -- comprise the Rectangular Lithium/Manganese Dioxide Battery Group.
     The BA-5390A is a lithium/manganese dioxide non-rechargeable battery with SOCI, and with 50 percent more energy, is a superior alternative to the lithium/sulfur dioxide BA-5590 battery. The SOCI, which uses Light Emitting Diodes that are activated by a push-button, displays the battery's state of charge in five distinct ranges from 90% to 10% of remaining capacity, providing the user with valuable remaining-life information. The BA-5390 and its replacement, the BA-5390A, are widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. More energy in each battery -- in some applications providing twice the life of a BA-5590 battery -- combined with the new SOCI, offers longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the military.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

     This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission
(SEC) filings, including the latest Annual Report on Form 10-K.

     Note to editors: A photo of the BA-5390A battery, and other Ultralife military batteries, are available at: http://www.ultralifebatteries.com/milphoto

     Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


     CONTACT: Ultralife Batteries, Inc.
              Pete Comerford, 315-332-7100
              pcomerford@ulbi.com
              or
              Lippert/Heilshorn & Associates, Inc.
              Jody Burfening, 212-838-3777
              jburfening@lhai.com
              or
              Chenoa Taitt, 212-201-6635
              ctaitt@lhai.com